Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Exhibit 99.(d)(2)(J)(i)

February 4, 2014

Christopher Kurtz

Vice President, Finance

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT  06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated May 7, 2013, between Directed Services LLC and ING Investment Management Co. LLC, as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING High Yield Portfolio (formerly, ING PIMCO High Yield Portfolio) and ING Total Return Bond Portfolio (formerly, ING PIMCO Total Return Bond Portfolio) (together, the “Portfolios”), each a series of ING Investors Trust, effective the close of business on February 4, 2014, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Portfolios by signing below where indicated.

Very sincerely,

By:

/s/ Todd Modic

Todd Modic

Vice President

Directed Services LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co. LLC

By:

/s/ Christopher Kurtz

Name:

Christopher Kurtz

Title:

VP Finance, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)
ING Global Resources Portfolio	May 7, 2013	0.400%
ING High Yield Portfolio (formerly, ING PIMCO High Yield Portfolio)	Close of Business on February 4, 2014	0.220% on the first $1 billion 0.216% on the next $1 billion 0.212% on assets in excess of $2 billion
ING Limited Maturity Bond Portfolio and ING Liquid Assets Portfolio	May 7, 2013	0.1575% on the first $200 million in combined assets of these Series 0.1350% on the next $300 million 0.1125% on assets in excess of $500 million
ING Total Return Bond Portfolio (formerly, ING PIMCO Total Return Bond Portfolio)	Close of Business on February 4, 2014	0.231% on all assets
ING U.S. Stock Index Portfolio	May 7, 2013	0.1170%